Exhibit 99.(h)(2)

SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of November 20, 2006 by and among PFPC INC., a Massachusetts corporation (“PFPC”), E*TRADE ASSET MANAGEMENT, INC., a Delaware corporation (the “Administrator”) and E*TRADE FUNDS, a Delaware statutory trust (the “Fund”).

W I T N E S S E T H :

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Administrator and the Fund wish to retain PFPC to provide sub-administration and accounting services to the Fund’s investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.             Definitions.  As used in this Agreement:

(a)                                  “1933 Act” means the Securities Act of 1933, as amended.

(b)                                 “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)                                  “Authorized Person” means any officer of the Administrator or the Fund and any other person duly authorized by the Fund to give Oral Instructions or Written Instructions on behalf of the Fund.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by the parties hereto.

(d)                                 “Change of Control” means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(e)                                  “Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC in good faith to be an Authorized Person.  PFPC may consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)                                    “SEC” means the Securities and Exchange Commission.

(g)                                 “Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(h)                                 “Shares” means the shares of beneficial interest of any series or class of the Fund.

(i)                                     “Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC in good faith to be an Authorized Person) and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.                                      Appointment.  The Administrator and the Fund hereby appoint PFPC to provide sub-administration and accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement.  PFPC accepts such appointment and agrees to furnish such services.

3.                                      Compliance with Rules and Regulations.

PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. PFPC assumes no responsibility for any compliance by the Administrator or the Fund or other entity.

4.             Instructions.

(a)                                  Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)                                 PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement.  PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents of the Fund or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)                                  The Administrator agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

5.             Right to Receive Advice.

(a)                                  Advice of the Administrator and/or the Fund.  If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from any Authorized Person.

(b)                                 Advice of Counsel.  If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from counsel of its own choosing (who may be counsel for the Administrator, the Fund or PFPC, at the option of PFPC).

(c)                                  Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from any Authorized Person and the advice PFPC receives from counsel, if it involves an issue of compliance with law or legal requirements, PFPC shall be entitled to rely upon and follow the advice of counsel but only after it has discussed the matter with the Administrator, the Fund and the Fund’s counsel and the conflict is not resolved.  In the event PFPC so relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

(d)                                 Protection of PFPC.  PFPC shall be indemnified by the Administrator and the Fund and without liability for any action PFPC takes or does not take without bad faith and in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Administrator or the Fund or from counsel and which PFPC reasonably believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions.

Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.             Records; Visits.

(a)                                  The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund.  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable Securities Laws, rules and regulations.  The Administrator, the Fund and Authorized Persons and the staff of any regulatory agency having authority over the Fund shall have access to such books and records at all times during PFPC’s normal business hours.  Upon the reasonable request of the Administrator or the Fund, copies of any such books and records shall be provided by PFPC to the Administrator, the Fund or to an Authorized Person, at the Fund’s expense. Upon reasonable notice by the Fund, PFPC shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visits by the Fund, any agent or person designated by the Fund or any regulatory agency having authority over the Fund.

(b)                                 PFPC shall keep the following records:

(i)                                     all books and records with respect to each Portfolio’s books of account;

(ii)                                  records of each Portfolio’s securities transactions; and

(iii)                               all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

(c)                                  PFPC shall provide to the Fund any report on Controls Placed in Operation and Tests of Operating Effectiveness which PFPC receives from PFPC’s independent accountants in accordance with U.S. Statement of Auditing Standards No. 70 (“SAS 70 Report”) promptly after PFPC receives the SAS 70 Report from its independent accountants, regardless of whether the Fund is covered by such SAS 70 Report, provided the primary scope of such SAS 70 Report is PFPC’s accounting and administration business.

7.                                      Confidentiality.

(a)                                  Each of the Administrator and the Fund shall keep confidential any information relating to PFPC’s business which information relates to the provision of the services provided under this Agreement, and PFPC shall keep confidential any information relating to the Administrator’s and the Fund’s business which information relates to the provision of the services provided under this Agreement.  Confidential information shall include the following to the extent that it relates to the provision of the services provided under this Agreement: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Administrator, the Fund or PFPC, or their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Administrator, the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be confidential information and shall not be subject to the foregoing confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the party whose information is being disclosed written notice of the same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by PFPC in connection with an independent third party compliance or other review; (h) is necessary for PFPC to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.

(b)                                 PFPC acknowledges and agrees that it will comply with the sections of Regulation

S-P (17 CFR Part 248) applicable to its duties hereunder, including, but not limited to, the reuse and re-disclosure provisions and the disposal of consumer report information provisions. PFPC shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

(c)                                  The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

8.                                      Liaison with Accountants.  PFPC shall act as liaison with the Fund’s independent registered public accounting firm and shall provide to such firm account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio and any other reports or information (provided the same are maintained by PFPC) reasonably requested by such firm with respect to the Fund to assist such firm with the preparation of the Portfolios’ financial statements and the Portfolios’ financial reporting.  PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such firm for the expression of its opinion with respect to the Portfolios’ annual financial statements, as required by the Fund or the Administrator.

9.                                      PFPC System.  PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights (“Intellectual Property”) owned by PFPC or licensed from third parties by PFPC and used by PFPC in connection with the services provided by PFPC with respect to the Fund (“PFPC Intellectual Property”).  Nothing herein shall be interpreted or construed to grant to the Administrator or the Fund any title or ownership of PFPC Intellectual Property.  Nothing contained herein shall be interpreted to confer upon or grant to PFPC any right, title or interest in any Intellectual Property belonging to or licensed solely by the Fund or the Administrator.

10.                               Disaster Recovery.  PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, PFPC shall, at no additional expense to the Fund or the Administrator, make reasonable efforts to minimize service interruptions.  PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.                               Compensation.

(a)                                  As compensation for services rendered by PFPC during the term of this Agreement, the Fund, on behalf of each Portfolio of the Fund, will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

(b)                                 The Administrator and the Fund hereby represent and warrant to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments  made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12.                               Indemnification.

(a)                                  Subject to subsection (c) of this Section 12, the Administrator and the Fund (on behalf of each Portfolio) each agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services under this Agreement.  Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC’s or its affiliates’ own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC’s activities under this Agreement.

(b)                                 PFPC agrees to indemnify, defend and hold harmless the Administrator and the Fund only from those taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) resulting from PFPC’s failure to perform its duties under this Agreement and only to the extent such taxes, charges, expenses, assessments, claims and liabilities are the result of PFPC’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement. Any obligation of PFPC to indemnify, defend or hold harmless the Administrator or the Fund is subject to the provisions of this Agreement limiting PFPC’s responsibility to the Administrator or the Fund.

(c)                                  The Trustees and shareholders of the Fund, or any Portfolio thereof, shall not be liable for any obligations of the Fund, or any such Portfolio, under this Agreement, and PFPC agrees that in asserting any rights or claims under this Agreement against a Portfolio, it shall look only to the assets and property of the particular Portfolio in settlement of such rights or claims and not to such members of the Board or shareholders.  PFPC further agrees that in asserting any rights or claims under this Agreement against a Portfolio it will look only to the assets and property of that Portfolio and will not seek to obtain settlement of any such rights or claims from assets of any other Portfolio of the Fund.  Notwithstanding the foregoing, in asserting any rights or claims under this Agreement (including without limitation any rights or claims PFPC may have against the Administrator), PFPC shall not be prevented from looking to the assets and property of the Administrator or the Fund sponsor or any other appropriate party(ies) in settlement of such rights or claims.

(d)                                 Upon the assertion of a claim for which a party may seek indemnification under this Agreement, the party seeking such indemnification shall promptly notify the  party against which it will be seeking such indemnification of such assertion, and shall keep such party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, a delay in notice shall not relieve an indemnifying party of any liability to an indemnified party, except to the extent the indemnifying party shows that the delay prejudiced the defense of the claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of the claim. No party shall confess any claim or make any compromise in any case in which it is seeking or may seek indemnification under this Agreement, except with the prior written consent of the party against which it is seeking or may seek such indemnification.

(e)                                  The provisions of this Section 12 shall survive termination of the Agreement.

13.                               Responsibility of PFPC.

(a)                                  PFPC shall be under no duty to take any action hereunder on behalf of the Administrator, the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC, the Administrator and the Fund in a written amendment hereto.  PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement.  PFPC shall be liable only for any damages arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

(b)                                 Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party caused by any of the foregoing; provided that PFPC shall use reasonable efforts to minimize the impact of any of the foregoing on its ability to perform its obligations hereunder; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes in good faith to be genuine.

(c)                                  Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC’s cumulative liability to the Administrator and the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the greater of $500,000 or the fees received by PFPC for services provided hereunder during the twelve (12) months immediately prior to the date of such loss or damage.

(d)                                 No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than twelve (12) months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(e)                                  Each party shall have a duty to mitigate damages for which the other parties may become responsible.

(f)                                    The provisions of this Section 13 shall survive termination of this Agreement.

(g)                                 Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer with respect to the Fund or for any failure to discover any such error or omission.

14.          Description of Accounting Services.

Subject to the oversight of the Administrator, PFPC will perform the following accounting services with respect to each Portfolio:

(i)                                     Journalize investment, capital share and income and expense activities;

(ii)                                  Verify investment buy/sell trade tickets when received from the Administrator and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(iii)          Maintain individual ledgers for investment securities;

(iv)                              Maintain historical tax lots for each security;

(v)                                 Reconcile cash and investment balances of the Fund with the Custodian, and provide the Administrator with the beginning cash balance available for investment purposes;

(vi)                              Update the cash availability throughout the day as required by the Administrator;

(vii)                           Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)                        Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)                                Monitor the expense accruals and notify the Administrator and an officer of the Fund of any proposed adjustments;

(x)                                   Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)                                Calculate capital gains and losses;

(xii)                             Determine net income;

(xiii)                          Obtain security market quotes from independent pricing sources approved by the Administrator, or if such quotes are unavailable, then obtain such prices from the Administrator, and in either case calculate the market value of each Portfolio’s investments in accordance with valuation policies and procedures applicable to the Portfolio;

(xiv)                         Transmit or mail a copy of the daily portfolio valuation to the Administrator;

(xv)                            Compute net asset value in accordance with the Fund’s valuation procedures;

(xvi)                         As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

(xvii)                      Determine any foreign exchange gains and losses; and

(xviii)                   Furnish such additional information as may be requested by the Fund or the Administrator and agreed to by PFPC.

15.          Description of Sub-Administration Services.

Subject to the oversight of the Administrator, PFPC will perform the following administration services with respect to each Portfolio:

(i)                                     Prepare quarterly broker security transactions summaries;

(ii)                                  Prepare monthly security transaction listings;

(iii)                               Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

(iv)                              Provide Portfolio net assets, net asset value, portfolio holdings and other customary information as agreed between the Administrator and PFPC from time to time to such external third parties as agreed between the Administrator and PFPC from time to time;

(v)                                 Prepare for execution and file the Fund’s Federal and state tax returns; and

(vi)                              Monitor each Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended.

16.                               Description of Regulatory Administration Services.

Subject to the oversight of the Administrator, PFPC will perform the following regulatory administration services with respect to each Portfolio:

(i)                                     Prepare the Fund’s annual and semi-annual shareholder reports, and prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Fund providing the voting records in the format required by PFPC);

(ii)                                  Prepare and coordinate the filing of annual Post-Effective Amendments to the Fund’s Registration Statement; prepare and file (or coordinate the filing of) (1) semi-annual reports on Form N-SAR and (2) Notices pursuant to Rule 24f-2;

(iii)                               Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund’s Board of Trustees and coordinate the filing of the Fund’s fidelity bond with the SEC in accordance with the requirements of Rule 17g-1 under the 1940 Act;

(iv)                              Monitor the Fund’s assets to ensure that adequate fidelity bond coverage is maintained;

(v)                                 Draft agendas and resolutions for quarterly Board meetings;

(vi)                              Coordinate the preparation, assembly and mailing of Board materials for quarterly Board meetings;

(vii)                           Attend quarterly Board meetings and draft minutes thereof;

(viii)                        Assist in the preparation of proxy materials relating to one shareholder meeting per two year period; PFPC shall provide assistance with respect to the preparation of proxy materials relating to additional shareholder meetings (i.e., any shareholder meeting beyond one shareholder meeting every two years) only upon the further written agreements of PFPC, the Administrator and the Fund with respect to such assistance (including agreement with respect to PFPC’s compensation for providing such assistance);

(ix)                                Assist the Fund in the handling of SEC examinations;

(x)                                   Maintain the Fund’s files;

(xi)                                Maintain a regulatory calendar for the Fund listing various SEC filing and Board approval deadlines;

(xii)                             Provide to the Fund’s Chief Compliance Officer (1) compliance policies and procedures (including notice of updates thereto) related to services provided to the Fund by PFPC and, if mutually agreed, certain PFPC affiliates, (2) summary procedures thereof and (3) a quarterly certification letter; and

(xiii)                          Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing among the Administrator, the Fund and PFPC.

All regulatory administration services are subject to the review and approval of Fund counsel.

17.                               Duration and Termination.

(a)                                  This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of one (1) year (the “Initial Term”).  Any party to this Agreement may terminate this Agreement at the conclusion of the Initial Term by providing the other parties not less than ninety (90) days prior written notice of such termination.  Following the conclusion of the Initial Term, any party to this Agreement may terminate this Agreement by providing the other parties not less than ninety (90) days prior written notice of such termination (which notice shall not be provided prior to the conclusion of the Initial Term).

(b)                                 In the event the Fund or the Administrator gives notice of termination other than pursuant to the first sentence of Section 17(d) below, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor administrator or sub-administrator which are incurred by PFPC will be paid to PFPC by the Fund prior to any such conversion.

(c)                                  In the event PFPC gives notice of termination other than pursuant to the second sentence of Section 17(d) below, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor administrator or sub-administrator which are incurred by the Fund will be paid to the Fund by PFPC prior to any such conversion.

(d)                                 If for the thirty (30) days preceding the written notice referenced below in this sentence PFPC is guilty of a material failure to perform its duties and obligations hereunder, the Administrator or the Fund may give written notice thereof to PFPC, and if such material failure shall not have been remedied within sixty (60) days after such written notice is given, then the Administrator or the Fund may terminate this Agreement by giving a written declaration of termination to PFPC. If for the thirty (30) days preceding the written notice referenced below in this sentence the Administrator or the Fund is guilty of a material failure to perform its duties and obligations hereunder, PFPC may give written notice thereof to the Administrator and the Fund, and if such material failure shall not have been remedied within sixty (60) days after such written notice is given, then PFPC may terminate this Agreement by giving a written declaration of termination to the Administrator and the Fund. Termination by a non-defaulting party shall not constitute a waiver by the non-defaulting party of any other rights it might have under this Agreement or otherwise against the defaulting party.

18.                         Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Administrator and the Fund in writing); (b) if to the Administrator, at

4500 Bohannon Drive, Menlo Park, California 94025, Attention: President (or such other address as the Administrator may inform PFPC and the Fund in writing); (c) if to the Fund, at 4500 Bohannon Drive, Menlo Park, California 94025, Attention: President (or such other address as the Fund may inform PFPC and the Administrator in writing); or (d) if to none of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three (3) days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19.                         Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, which has been consented to by the parties hereto.

20.                         Assignment.  Except as provided below, this Agreement may not be assigned by any party without the written consent of the other parties. PFPC may assign, at its own expense, this Agreement to any affiliate (as defined in the 1940 Act) of PFPC or of The PNC Financial Services Group, Inc., provided that (i) PFPC gives the Fund and the Administrator sixty (60) days prior written notice of such assignment, (ii) the assignee agrees to comply with the relevant provisions of the 1940 Act, and (iii) PFPC and such assignee promptly provide such information as the Administrator or the Fund may reasonably request, and respond to such questions as the Administrator or the Fund may reasonably ask, relative to the assignment (including, without limitation, the capabilities of the assignee).

21.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.                               Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.                               Miscellaneous.

(a)                                  Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement and the Administrator and the Fund agree not to adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(b)                                 Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Administrator, the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)                                  This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(d)                                 The Administrator and the Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC pursuant to this Agreement.

(e)                                  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)                                    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)                                 The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h)                                 To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

24.                               Limitations of Liability of the Trustees and Shareholders.  A copy of the Certificate of Trust of the Fund is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees, and not individually, and that the obligations of this instrument are not binding upon any of the Trustees or Fund shareholders individually.

25.                               Insurance.  PFPC shall maintain insurance of the types and in the amounts deemed by it to be appropriate.  To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provisions of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to PFPC or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	SVP

E*TRADE ASSET MANAGEMENT, INC.

By:	/s/ Elizabeth Gottfried
Name:	Elizabeth Gottfried
Title:	Vice President

E*TRADE FUNDS

By:	/s/ Elizabeth Gottfried
Name:	Elizabeth Gottfried
Title:	President

EXHIBIT A

THIS EXHIBIT A, dated as of November 20, 2006 is Exhibit A to that certain Sub-Administration and Accounting Services Agreement dated as of November 20, 2006 by and among PFPC Inc., E*Trade Asset Management, Inc. and E*Trade Funds.

PORTFOLIOS

E*TRADE S&P 500 Index Fund

E*TRADE Technology Index Fund

E*TRADE Russell 2000 Index Fund

E*TRADE International Index Fund

E*TRADE Kobren Growth Fund

E*TRADE Delphi Value Fund